THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

BUFFER WITH PARTICIPATION AND CAP STRATEGY ACCOUNT OPTION(S) RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page:	[2-4]

Rider Definitions:	[5]

Rider Provisions:	[6-10]

USLE-8127 (1/25)	1

RIDER DATA PAGE

STRATEGY ACCOUNT OPTION(S) (available under this Rider):

Index	Term	Index Value	Initial Participation Rate	Minimum Participation Rate	Initial Cap Rate	Minimum Cap Rate	Buffer Rate

[S&P 500]	[1 Year]	[1,500]	[100%]	[100%]	[6.00%]	[5.00%]	[10%]

[S&P 500]	[1 Year]	[1,500]	[100%]	[100%]	[4.50%]	[4.00%]	[20%]

[Nasdaq-100]	[1 Year]	[1,500]	[100%]	[100%]	[6.00%]	[5.00%]	[10%]

[S&P 500]	[6 Year]	[1,500]	[200%]	[100%]	[30.50%]	[30.00%]	[10%]

[S&P 500]	[6 Year]	[1,500]	[100%]	[100%]	[24.50%]	[24.00%]	[20%]

USLE-8127 (1/25)	[2]

RIDER DEFINITIONS

For purposes of this Rider, the following definitions apply.

BUFFER

The Buffer provides limited protection from a negative Change in Index Value up to the Buffer Rate referenced on the RIDER DATA PAGE. You will incur a loss if negative Index performance exceeds the Buffer Rate applicable to the Strategy Account Option on the Term End Date. Your negative Index performance will equal the negative Index performance in excess of the Buffer Rate. You will only incur a loss if the negative Index performance exceeds the Buffer Rate. The Buffer Rate for a Strategy Account Option is guaranteed not to change for the life of the Contract so long as We continue to offer the specific Strategy Account Option.

CAP

The Cap limits the amount of interest that may be credited to each Strategy Account Option up to and including the Cap Rate referenced on the RIDER DATA PAGE. The Initial Cap Rate applicable to each Strategy Account Option is shown on the RIDER DATA PAGE and is guaranteed for one Term from the Contract Date. We may declare new Cap Rates that will apply to the renewal of each Strategy Account Option after the initial Term. Renewal Cap Rates may be higher or lower than the Initial Cap Rate but will never be lower than the corresponding Minimum Cap Rate shown on the RIDER DATA PAGE.

INDEX CREDIT

The Index Credit is the amount of Index interest credited to a Strategy Account Option(s) on the Term End Date. The Index Credit may be positive, negative, or zero. The Index Credit Rate is a factor used in the calculation of the Index Credit for each Strategy Account Option(s) shown on the RIDER DATA PAGE.

INDEX VALUE

The Index Value is the value of the Index that is published by the Index provider at the close of each Business Day. The Index Value on any day that is not a Business Day is the value of the Index at the end of the previous Business Day. The Index Value(s) as of the Contract Date for all referenced indices are as shown on the RIDER DATA PAGE.

PARTICIPATION RATE

The Participation Rate is the percentage used as part of the calculation of the Index Credit Rate if the Change in Index Value is positive on the Term End Date for a Strategy Account Option(s). We may declare new Participation Rates that will apply to the renewal of each Strategy Account Option after the initial Term. Renewal Participation Rates may be higher or lower than the Initial Participation Rate but will never be lower than the corresponding Minimum Participation Rate shown on the RIDER DATA PAGE.

USLE-8127 (1/25)	[3]

RIDER PROVISIONS

On each Term End Date, the Index Credit, if any, will be credited to each Strategy Account Option to which You have allocated Your Contract Value. The Index Credit is calculated based in part on the Index Value on the Term End Date compared to the Term Start Date of the same Index. Index Credit will vary from Term to Term and will depend upon the Participation Rate, Buffer Rate, Cap Rate, and changes in the Index Values.

CALCULATION OF CHANGE IN INDEX VALUE

On each Term End Date, We will calculate the Change in Index Value of each Strategy Account Option by comparing the Index Value on the Term End Date to the Index Value on the Term Start Date. On each Term End Date, the Change in Index Value equals:

(Index Value on Term End Date – Index Value on Term Start Date)
Index Value on Term Start Date

CALCULATION OF INDEX CREDIT RATE

The Change in Index Value will then be adjusted by the Participation Rate, Cap Rate and/or Buffer Rate, if applicable, to determine the Index Credit Rate used to calculate the Index Credit for each Strategy Account Option for that Term.

If the calculated Change in Index Value is positive or zero, Your Index Credit Rate equals the lesser of a) or b), where:

a)	is the Cap Rate, if applicable; and
b)	is the Change in Index Value multiplied by the Participation Rate

If the calculated Change in Index Value is negative, Your Index Credit Rate equals the lesser of zero or the Change in Index Value plus the Buffer Rate.

CALCULATION OF INDEX CREDIT

Index Credit on the Term End Date equals the Strategy Base as of the day prior to the Term End Date multiplied by the Index Credit Rate.

TERMINATION

The Rider will terminate on the date the Contract terminates.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

© The United States Life Insurance Company in the City of New York. All Rights Reserved.

USLE-8127 (1/25)	[4]